Exhibit 99.1
Endeavour Announces
Second Quarter 2010 Financial and Operational Results
•	Agreement to drill UK West Rochelle area
•	Expansion of UK Cygnus field
•	Success in US gas shale portfolio
Houston, August 5, 2010 — Endeavour International Corporation (NYSE-Amex: END) (LSE: ENDV) today reported discretionary cash flow for the second quarter of 2010 was $11.2 million compared to $19.0 million in the second quarter of 2009 and $4.1 million for the first quarter of 2010. Net income (loss), as adjusted, was $(3.9) million for the second quarter of 2010 compared to $38.5 million in the same period last year. On a GAAP basis, net income was $0.6 million for the second quarter of 2010 as compared to $9.8 million in the same quarter in 2009.
“We continued to make excellent progress on many fronts during the second quarter as we advanced all of our key goals,” said William L. Transier, chairman, chief executive officer and president. “The success in expanding our Cygnus field and the positive results from our first wells in the United States demonstrates the value of our strategy and combination of assets.”
Highlights for the second quarter are as follows:
Preparing to drill UK West Rochelle prospect — Endeavour has reached agreement to test the West Rochelle prospect that straddles Blocks 15/26c and 15/26b in the Central North Sea and lies west of the Rochelle gas field in Block 15/27. Subject to final board approvals, the Rochelle 15/26b-M well is scheduled to begin drilling in late August. The well will be drilled near the lease line boundary between the two blocks and will satisfy the Department of Energy and Climate Change (DECC) license commitment for Block 15/26c. Drilling results are expected in early fourth quarter. Nexen Petroleum U.K. Limited will operate the well. The 15/26b participants will carry Endeavour’s share of the well cost. Endeavour is the operator of 15/26c and retains 50 percent interest. With success, the West Rochelle accumulation would be developed as a tie-back to the Rochelle field. Endeavour is operator and holds 55.6 percent interest in the Rochelle field and Nexen holds the remaining interest.
Successful appraisal drilling expanded UK Cygnus field and 25th Licensing Round awards increased leasehold position in area — During the quarter, the 44/12a-5 appraisal well successfully tested a fifth fault block in the Cygnus field. The well flowed at an initial rate of 29 million cubic feet of natural gas per day (mmcfd) from the Leman sandstone and was the fourth successive appraisal well to flow at this enhanced rate. The estimated ultimate recovery of Cygnus could reach two trillion cubic feet. Earlier this year, the DECC awarded Endeavour two blocks, 44/11b and 44/12b, adjacent to the company’s other Cygnus acreage as part of the 25th Licensing Round. Endeavour holds 17.24 percent interest in the two new blocks. The Cygnus participants applied for additional Cygnus area acreage in the 26th Licensing Round that closed in June. Results are expected either late 2010 or early 2011. A 3D seismic survey covering the expanded Cygnus area will be acquired for interpretation to optimize placement of development well locations. Endeavour and co-participants are pursuing an enhanced field development concept to accommodate improved field production rates and lower capital expenditures.
Successfully drilled and completed three wells in U.S. gas shale portfolio — In the Louisiana Haynesville play, the Batchelor 3-1H horizontal well in the Woodardville field flowed gas at an initial rate of 21.5 mmcfd. Endeavour holds a 50 percent working interest in the Batchelor well and in the adjacent Indigo Minerals well which has produced more than three billion cubic feet of gas in the past year. The Endeavour/Cohort Energy joint venture holds approximately 13,500 gross acres in the highly prospective Louisiana portion of the Haynesville play where it continues to operate an active drilling rig. In East Texas, the Longview North Gas Unit 1H horizontal well was completed after testing at an initial rate of 6.1 mmcfd in the East Willow Springs Field in Gregg County. Endeavour holds a 50 percent working interest in the well where there are up to six potential offset locations. In the Pennsylvanian Marcellus play at the Daniel Prospect in Cameron County, the Pardee & Curtin Lumber Co. C-9H horizontal well tested gas at an initial rate of 2.7 mmcfd. Endeavour holds a 50 percent in the well and in the prospect area covering approximately 22,900 gross acres. The joint venture is currently formulating an integrated development plan at the Daniel Prospect and overall holds approximately 40,000 gross acres in the Pennsylvania Marcellus play.
Received approval of first of four field development plans under review by UK government — The DECC sanctioned the development plans for the Bacchus oil field in Block 22/6a in the Central North Sea. Endeavour holds a 10 percent interest in the 2005 discovery. The plan calls for a subsea development with three wells to be drilled and linked to production facilities at the nearby Forties Field. Apache operates and holds a 70 percent working interest in the Bacchus development. First production is planned for the first half of 2011.
Entered into engineering agreement for Columbus field — The Columbus field under development in the Central North Sea in Blocks 12/16f and Block 23/16f will feature a bridge-linked platform that will connect production to the Lomond field and provide gas and condensate reception facilities. Project sanction is scheduled for the end of 2010. The Columbus field was discovered in 2006 and subsequently appraised in 2007 through the drilling of two additional wells. Endeavour holds a 25 percent interest in the field that is expected to begin producing in the second half of 2012.
Gained ISO 14001 accreditation for UK exploration and production activities — The International Organization for Standardization (ISO) has accredited the environmental processes of Endeavour’s offshore and associated onshore operations in the United Kingdom Continental Shelf. The ISO 14001:204 certification is independent verification that the company operates in an environmentally responsible manner in compliance with the law and relevant industry standards, identifies and assesses the environmental impacts and risks of its operations and has a system in place to mitigate any issues.
Guidance for Year 2010
The table below sets forth estimates for operating statistics for the full year ending December 31, 2010.

Estimated Average Production (A)
Daily Production (BOE per day)	4,500	to	6,000

Differentials (B)
Oil ($/Bbl)	$(5.00)	to	$(6.00)
Gas ($Mcf)	$(0.50)	to	$(0.60)

Gas percentage of Total	55%	to	60%
Lease Operating Expense ($ per barrel)	$8.00	to	$10.00

(A)	Actual results may differ materially from these estimates.

(B)	For purposes of the estimates, assumptions of price differentials are based on location, quality and other factors, excluding the effects of derivative financial instruments. Gas price differentials are stated as premiums (discounts) from Henry Hub pricing, and oil price differentials are stated as premiums (discounts) from West Texas Intermediate pricing.
Earnings Conference Call, Thursday, August 5, 2010 at 9:00 a.m., Central Daylight Time, 3:00 p.m. British Summer Time
Endeavour International will host a conference call and web cast to discuss its 2010 second quarter financial and operating results on Thursday, August 5, 2010 at 9 a.m. Central Daylight Time, 3 p.m. British Summer Time. To participate and ask questions during the conference call, dial the local country telephone number and the confirmation code 9904628. The toll-free numbers are 888-663-2241 in the United States and 0-808-101-1402 in the United Kingdom. Other international callers should dial 913-312-0416 (tolls apply). To listen only to the live audio web cast access Endeavour’s home page at http://www.endeavourcorp.com. A replay will be available beginning at 12:00 p.m. Central Daylight Time on August 5 through 12:00 p.m. on August 12 by dialing toll free 888-203-1112 (U.S.) or 719-457-0820 (international), confirmation code 9904628.
Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea and the United States. For more information, visit http://endeavourcorp.com.
Additional information for investors:
Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.
As of January 1, 2010, the Securities and Exchange Commission (SEC) changed its rules to permit oil and gas companies, in their filings with the SEC, to disclose not only proved reserves, but also probable reserves and possible reserves. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible — from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations — prior to the time at which contracts providing the right to operate expire. Probable reserves include those additional reserves that a company believes are as likely as not to be recovered and possible reserves include those additional reserves that are less certain to be recovered than probable reserves. We use may use certain terms in our news releases, such as “reserve potential,” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. In addition, we do not represent that the probable or possible reserves described herein meet the recoverability thresholds established by the SEC in its new definitions. Investors are urged to also consider closely the disclosure in our filings with the SEC, available from our website at www.endeavourcorp.com. Endeavour is also subject to the requirements of the London Stock Exchange and considers the disclosures in this release to be appropriate and/or required under the guidelines of that exchange.

For further information:

Endeavour — Investor Relations
Mike Kirksey	+44 (0) 207-451-2381
713-307-8788

Pelham Public Relations — UK Media
Philip Dennis	+44 (0) 207 743 6363
Henry Lerwill	+44 (0) 203 178 6242

Endeavour International Corporation
Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	June 30,	December 31,
	2010	2009
Assets
Current Assets:
Cash and cash equivalents	$13,593	$27,287
Restricted cash	—	2,879
Accounts receivable	8,773	14,800
Prepaid expenses and other current assets	11,617	10,118

Total Current Assets	33,983	55,084

Property and Equipment, Net	332,102	266,587
Goodwill	211,886	211,886
Other Assets	4,354	5,322

Total Assets	$582,325	$538,879

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$30,147	$12,401
Current maturities of debt	75,625	—
Accrued expenses and other	20,205	17,798

Total Current Liabilities	125,977	30,199

Long-Term Debt	168,552	223,385
Deferred Taxes	91,401	80,692
Other Liabilities	70,832	85,412

Total Liabilities	456,762	419,688

Commitments and Contingencies

Series C Convertible Preferred Stock	53,152	59,058

Stockholders’ Equity	72,411	60,133

Total Liabilities and Stockholders’ Equity	$582,325	$538,879

Endeavour International Corporation
Condensed Consolidated Statement of Operations
(Unaudited)
(Amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues	$21,532	$18,082	$35,253	$34,420

Cost of Operations:
Operating expenses	3,465	4,397	6,286	10,580
Depreciation, depletion and amortization	7,912	7,858	13,593	19,182
Impairment of oil and gas properties	—	1,244	7,692	30,645
General and administrative	4,205	4,115	8,636	7,950

Total Expenses	15,582	17,614	36,207	68,357

Income (Loss) From Operations	5,950	468	(954)	(33,937)

Other Income (Expense):
Derivatives:
Realized gains (losses)	(1,332)	9,114	(1,100)	21,050
Unrealized gains (losses)	6,108	(32,722)	5,036	(34,095)
Interest expense	(5,623)	(4,224)	(11,259)	(8,135)
Interest income and other	586	(7,992)	3,609	(8,333)

Total Other Expense	(261)	(35,824)	(3,714)	(29,513)

Income (Loss) Before Income Taxes	5,689	(35,356)	(4,668)	(63,450)

Income Tax Expense (Benefit)	5,084	916	9,917	(10,036)

Income (Loss) from Continuing Operations	605	(36,272)	(14,585)	(53,414)

Income from Discontinued Operations	—	46,092	—	46,370

Net Income (Loss)	605	9,820	(14,585)	(7,044)
Preferred Stock Dividends	547	2,696	1,136	5,365

Net Income (Loss) to Common Stockholders	$58	$7,124	$(15,721)	$(12,409)

Basic and Diluted Net Income (Loss) per Common Share:
Continuing operations	$—	$(0.31)	$(0.10)	$(0.46)
Discontinued operations	—	0.36	—	0.36

Total	$—	$0.05	$(0.10)	$(0.10)

Weighted Average Number of Common Shares Outstanding:
Basic and Diluted	162,014	129,741	155,815	129,521

Endeavour International Corporation
Condensed Consolidated Statement of Cash Flows
(Unaudited)
(Amounts in thousands)

	Six Months Ended June 30,
	2010	2009
Cash Flows from Operating Activities:
Net loss	$(14,585)	$(7,044)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	13,593	23,863
Impairment of oil and gas properties	7,692	30,645
Deferred tax expense (benefit)	8,445	(3,596)
Unrealized (gains) losses on derivatives	(5,036)	34,095
Gain on sale of Norwegian operations	—	(47,144)
Other	5,155	11,536
Changes in operating assets and liabilities	9,189	(156)

Net Cash Provided by Operating Activities	24,453	42,199

Cash Flows From Investing Activities:
Capital expenditures	(41,392)	(65,068)
Acquisitions	(33,047)	(2,269)
Proceeds from sales, net of cash	—	139,797
Decrease in restricted cash	2,878	18,592

Net Cash Provided by (Used in) Investing Activities	(71,561)	91,052

Cash Flows From Financing Activities:
Borrowings (repayments) of borrowings	15,683	(64,458)
Proceeds from issuance of common stock	20,011	—
Dividends paid	(1,057)	(5,313)
Other financing	(1,223)	(34)

Net Cash Provided by (Used in) Financing Activities	33,414	(69,805)

Net Increase (Decrease) in Cash and Cash Equivalents	(13,694)	63,446
Cash and Cash Equivalents, Beginning of Period	27,287	38,156

Cash and Cash Equivalents, End of Period	$13,593	$101,602

Endeavour International Corporation
Operating Statistics
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Sales volume (1)
Oil and condensate sales (Mbbls):
United Kingdom	188	234	301	412
United States	1	—	3	1

Continuing operations	189	234	304	413
Discontinued operations — Norway	—	87	—	310

Total	189	321	304	723

Gas sales (MMcf):
United Kingdom	979	1,071	1,745	2,148
United States	441	60	721	111

Continuing operations	1,420	1,131	2,466	2,259
Discontinued operations — Norway	—	153	—	686

Total	1,420	1,284	2,466	2,945

Oil equivalent sales (MBOE)
United Kingdom	351	413	592	770
United States	75	10	123	20

Continuing operations	426	423	715	790
Discontinued operations — Norway	—	112	—	424

Total	426	535	715	1,214

Total BOE per day	4,684	5,877	3,951	6,710

Physical production volume (BOE per day) (2):
United Kingdom	3,279	3,995	3,199	4,132
United States	824	109	680	106

Continuing operations	4,103	4,104	3,879	4,238
Discontinued operations — Norway	—	1,324	—	2,332

Total	4,103	5,428	3,879	6,570

Realized Prices (3)
Oil and condensate price ($ per Bbl):
Before commodity derivatives	$76.80	$50.83	$74.33	$45.74
Effect of commodity derivatives	(8.50)	18.88	(8.83)	22.00

Realized prices including commodity derivatives	$68.30	$69.71	$65.50	$67.74

Gas price ($ per Mcf):
Before commodity derivatives	$4.91	$4.64	$5.13	$6.41
Effect of commodity derivatives	0.20	2.38	0.64	1.74

Realized prices including commodity derivatives	$5.11	$7.02	$5.77	$8.15

Equivalent oil price ($ per BOE):
Before commodity derivatives	$50.51	$41.62	$49.30	$42.79
Effect of commodity derivatives	(3.12)	17.04	(1.54)	17.34

Realized prices including commodity derivatives	$47.39	$58.66	$47.76	$60.13

(1)	We record oil revenues on the sales method, i.e. when delivery has occurred. Actual production may differ based on the timing of tanker liftings. We use the entitlements method to account for sales of gas production.

(2)	The average sales prices reflect both our continuing and discontinued operations and include realized gains and losses for derivative contracts we utilize to manage price risk related to our future cash flows.

Endeavour International Corporation
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)
(Amounts in thousands)
As required under Regulation G of the Securities Exchange Act of 1934, provided below are reconciliations of net income (loss) to the following non-GAAP financial measures: net income, as adjusted, Adjusted EBITDA and discretionary cash flow. We use these non-GAAP measures as key metrics for our management and to demonstrate our ability to internally fund capital expenditures and service debt. The non-GAAP measures are useful in comparisons of oil and gas exploration and production companies as they exclude non-operating fluctuations in assets and liabilities.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net income (loss)	$605	$9,820	$(14,585)	$(7,044)

Depreciation, depletion and amortization	7,912	7,804	13,593	23,863
Impairment of oil and gas properties	—	1,244	7,692	30,645
Deferred tax expense (benefit)	4,967	4,827	8,445	(3,596)
Gain on asset sales	—	(47,144)	—	(47,144)
Unrealized (gain) loss on derivatives	(6,108)	32,722	(5,036)	34,095
Other	3,815	9,690	5,155	11,536

Discretionary Cash Flow (1)	$11,191	$18,963	$15,264	$42,355

Net income (loss) to common shareholders	$58	$7,124	$(15,721)	$(12,409)
Impairment of oil and gas properties (net of tax) (2)	—	1,244	7,692	15,988
Unrealized (gain) loss on derivatives (net of tax) (3)	(3,832)	19,176	(2,657)	20,748
Currency impact on deferred taxes	(87)	10,955	(146)	10,250

Net Income (Loss) as Adjusted	$(3,861)	$38,499	$(10,832)	$34,577

Net income (loss)	$605	$9,820	$(14,585)	$(7,044)

Unrealized (gain) loss on derivatives	(6,108)	32,722	(5,036)	34,095
Net interest expense	5,605	4,163	11,237	7,983
Depreciation, depletion and amortization	7,912	7,804	13,593	23,863
Impairment of oil and gas properties	—	1,244	7,692	30,645
Income tax expense (benefit)	5,084	3,779	9,917	(4,606)
Gain on asset sales	—	(47,144)	—	(47,144)

Adjusted EBITDA	$13,098	$12,388	$22,818	$37,792

(1)	Discretionary cash flow is equal to cash flow from operating activities before the changes in operating assets and liabilities.

(2)	Net of tax benefits of $(14,657) for the six months ended June 30, 2009.

(3)	Net of tax (benefits) expense of $(2,277), $13,546, $(2,379) and $13,348, respectively.